As filed with the Securities and Exchange Commission on July 11, 1997
                                                     Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 --------------

                                SANO CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

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
               Florida                                          2834                                          65-0263022
   (State or Other Jurisdiction of                  (Primary Standard Industrial                           (I.R.S. Employer
   Incorporation or Organization)                    Classification Code Number)                          Identification No.)

                              3250 Commerce Parkway
                             Miramar, Florida 33025
                                 (954) 430-3340

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                Reginald L. Hardy
                                    President
                                Sano Corporation
                              3250 Commerce Parkway
                             Miramar, Florida 33025
                                 (954) 430-3340

            (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent for Service)

                  Please send copies of all communications to:

                               Gary Epstein, Esq.
                          Greenberg, Traurig, Hoffman,
                          Lipoff, Rosen & Quentel, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities
Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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
===================================================================================================================================
                                                                     PROPOSED MAXIMUM           PROPOSED
             TITLE OF SHARES                    AMOUNT TO BE          AGGREGATE PRICE       MAXIMUM AGGREGATE         AMOUNT OF
             TO BE REGISTERED                    REGISTERED              PER SHARE           OFFERING PRICE       REGISTRATION FEE
===================================================================================================================================
 Common Stock (par value $.01 per share)...  1,200,000 shares             $14.80(1)             $17,760,000           $5,381.82
=========================================== =======================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company's Common Stock as of July 9, 1997, as reported by the National Association of Securities Dealers Automated Quotation National Market System.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION DATED JULY 11, 1997


PROSPECTUS

                                SANO CORPORATION

                        1,200,000 Shares of Common Stock

         This Prospectus relates to an aggregate of 1,200,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Sano Corporation, a Florida corporation (the "Company"), being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         The Company has registered the Shares under the Securities Act of 1933, as amended (the "Securities Act"), for sale by the Selling Shareholders. The Selling Shareholders have advised the Company that they may from time to time sell all or part of the Shares in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market ("NNM")(or any exchange on which the Shares may then be listed), in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sale of the Shares from time to time. The Company will pay all expenses, estimated to be approximately $145,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Selling Shareholders.

         The Company's Common Stock is listed on NNM under the symbol "SANO". On July 9, 1997, the last reported price for the Common Stock as reported by NNM was $14.80 per share.

                            -------------------------

           See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by
               prospective purchasers of the Shares offered hereby

                            -------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                  The date of this Prospectus is July __, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Atlanta Regional Office of the Commission at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of each document may also be obtained through the Commission's Internet address at http://www.sec.gov. The Common Stock of the Company is quoted on NNM. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission. Copies of each document may also be obtained through the Commission's internet address at http://www.sec.gov. The summaries contained in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this Prospectus:

         (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission on March 31, 1997;

         (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed with the Commission on May 14, 1997;

         (iii) The Company's Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 3, 1997; and

         (iv) The Company's Registration Statement on Form 8-A dated October 25, 1995 as filed with the Commission on October 26, 1995.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any information contained herein or in a document incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that information contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or replaces such information. Any such information so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents (not including exhibits to any of such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be addressed to the Secretary, Sano Corporation, 3250 Commerce Parkway, Miramar, Florida 33025, telephone number (954) 430-3340.

                                   THE COMPANY

         Sano Corporation ("Sano" or the "Company") develops novel controlled release drug delivery systems for drug therapies licensed from others and for off-patent drugs ("Proprietary Products"). The Company also develops generic versions of branded controlled release products ("Generic Products"), generally where the advanced nature of the necessary technologies may limit competition from other manufacturers. The Company's strategy is to develop a comprehensive line of both Proprietary Products and Generic Products utilizing controlled release technologies.

         Although to date most of the Company's products have utilized transdermal delivery technologies, the Company is expanding its capabilities to include other delivery methods, such as solid dose controlled release methods. The Company believes that its transdermal and solid dose controlled release technologies and expertise can be applied to a variety of pharmaceutical products. These technologies are designed to reduce the frequency of drug administration, improve efficacy, increase patient compliance, reduce side effects, reduce interaction with other drugs and provide a more consistent and appropriate drug level in the bloodstream. The Company believes these benefits will also contribute to lower overall patient care costs, an increasingly important competitive factor in the managed care environment.

         The Company has nine transdermal Proprietary Products in development, including transdermal buspirone patches for the treatment of anxiety, depression and attention deficit disorder and patches for the treatment of smoking addiction, alcohol addiction and motion sickness. The Company's Proprietary Product development program seeks to develop novel delivery systems for established drugs which have large addressable markets, where clinical and cost benefits can be obtained through the use of the Company's controlled release technology. In most cases, Sano intends to retain the rights to its Proprietary Products at least until completion of late-stage clinical trials. The Company believes that this element of its strategy allows greater flexibility in determining whether to retain marketing rights with respect to a product or to use a marketing partner. The Company also believes that late-stage licensing will allow it to negotiate more favorable agreements if it chooses to utilize marketing partners.

         In August 1996, the Company entered into an exclusive worldwide distribution and supply agreement with Bristol-Myers Squibb Company ("BMS") with respect to the Company's proprietary transdermal buspirone patches for anxiety, depression and attention deficit disorder. Sales by BMS of BuSpar(registermark), its oral formulation of buspirone for the treatment of anxiety, exceeded $369 million in 1996 and were approximately $120 million during the first three months of 1997. The patent covering BuSpar(registermark) expires in late 2000. Sano recently received a United States patent covering the transdermal delivery of buspirone. Pursuant to its agreement with BMS, Sano has received a $15 million non-refundable license payment and a $6 million advance for the purchase of equipment and is entitled to receive (i) additional payments upon the achievement of certain milestones and (ii) royalties on sales of the products. Upon approval of Sano's transdermal buspirone for the treatment of anxiety, BMS has agreed to switch its marketing effort from BuSpar(registermark) to the Company's transdermal product. In addition, BMS has also agreed to fund and conduct all future clinical trials for anxiety, depression and attention deficit disorder and will be responsible for foreign patent applications and regulatory filings in connection with the Company's transdermal buspirone products for such applications. BMS has not acquired any rights with respect to the Company's other products.

         Sano has ten transdermal and solid dose Generic Products in development, including a transdermal nicotine patch for smoking cessation, two transdermal nitroglycerin patches for angina pectoris, one transdermal clonidine patch for hypertension and two transdermal estradiol patches for menopausal symptoms and osteoporosis. The Company has filed an Abbreviated New Drug Application ("ANDA") for each of its nicotine patch and nitroglycerin patches, and in July 1996 successfully completed United States Food and Drug Administration ("FDA") pre-approval inspections of its facilities and manufacturing processes for all three of these products. The Company has entered into an exclusive distribution agreement with Pharmaceutical Resources, Inc., a generic pharmaceutical Company ("PAR"), under which PAR has the right to distribute the Company's transdermal Generic Products in the United States. See "Risk Factors - Dependence on Third Parties; Limited Marketing Capabilities."

         The Company recently initiated a pilot study on its first solid dose controlled release Generic Product. This drug delivery system offers benefits similar to transdermal delivery systems, and provides certain benefits of oral administration without some of the disadvantages of immediate release oral dosage forms. Sano currently has four solid dose controlled release technologies. Sano is evaluating and may acquire other types of controlled release technology.

         The Company was incorporated in the State of Florida in May 1991. The Company's executive offices are located at 3250 Commerce Parkway, Miramar, Florida 33025 and its telephone number is (954) 430-3340.

                                  RISK FACTORS

         BEFORE PURCHASING ANY OF THE SHARES OFFERED HEREBY, A PROSPECTIVE PURCHASER SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG MANY OTHERS, THE
FOLLOWING: (1) COMPETITIVE CONDITIONS IN THE INDUSTRY IN WHICH THE COMPANY OPERATES AND (2) GENERAL ECONOMIC CONDITIONS THAT ARE LESS FAVORABLE THAN EXPECTED.

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE FOLLOWING FACTORS BEFORE A DECISION IS MADE TO PURCHASE ANY SHARES.

         EARLY STAGE OF THE COMPANY AND ITS PRODUCTS; TECHNOLOGICAL UNCERTAINTY. Sano was formed in May 1991 and commenced operations in October 1992. The Company has not commenced the commercial manufacture or sale of any products and has not generated any revenues from product sales. In the near term, revenues, if any, are expected to consist principally of revenues from license fees, milestone payments and payments from other entities under collaborative marketing and other agreements, such as the Company's agreements with BMS. The timing of such payments is likely to be irregular and unpredictable and the amounts are likely to fluctuate. Payments from strategic partners may also be conditioned on the Company's achievement of specified goals or benchmarks within specified time frames. The Company's objective, subject to the receipt of regulatory approvals, is to commence the sale of its first product in 1997, but no assurance can be given that such approvals will be received or that any sales will occur. To achieve significant revenues and profitable operations on a continuing basis, the Company, either alone or through partners, must successfully develop, manufacture and market its products. The Company's products are in various stages of development, and the period necessary to achieve regulatory approval and market acceptance of any individual product is uncertain and typically lengthy. Additionally, all of the Company's products are required to undergo a number of human clinical trials prior to regulatory approval. Because of the nature of such trials, interim results are not always indicative of final results. Clinical studies involving certain of the Company's products, particularly those for the treatment of central nervous system ("CNS") disorders, such as anxiety and depression, frequently encounter high placebo effects which may adversely affect study results and regulatory approval. As a result, the Company might pursue the development of products that ultimately will not be proven effective, might abandon the development of products that would, if pursued, have proven effective, and might pursue the development of products notwithstanding unfavorable initial or interim results if, in the judgment of the Company and its technical consultants, such results are not indicative of the anticipated final results or results of subsequent studies. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development can be manufactured at acceptable cost and with the appropriate quality or that any approved products can be successfully introduced or will achieve and sustain market acceptance.

         HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS. At March 31, 1997, the Company had an accumulated deficit of $20,367,070 resulting from expenses incurred in research and development, clinical trials, facilities operations, the acquisition of supplies and, to a lesser extent, general and administrative operations. The Company expects to incur losses at least through 1997, which losses will be substantial. As more of the Company's products enter the clinical trial phase, the level of the Company's expenditures will continue to increase substantially. Additionally, as the Company licenses drugs or therapies from others, negotiations of some of which are currently under way, it will be obligated to make up-front payments, which may be substantial, and to conduct and fund clinical trials, without any assurance that the resulting products will achieve commercialization. To achieve sustained profitable operations, Sano, alone or with partners, must successfully develop, manufacture and market its products. The time required to reach profitability is highly uncertain, and no assurance can be given that the Company will be able to achieve profitability. Moreover, if profitability is achieved, the level of profitability cannot be predicted.

         UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS. All of the Company's products require regulatory approval by governmental agencies before they can be marketed. The process of obtaining such approvals is costly and time-consuming, and is subject to unanticipated delays. There can be no assurance that required approvals for any of the Company's products will be granted on a timely basis, if ever. Any delay or failure to obtain such approvals could materially and adversely affect the ability of the Company to market products successfully and to generate revenues from sales. Regulatory requirements could adversely affect the Company's ability to undertake clinical trials or to manufacture or market its products. The Company's products require the approval of the FDA before they can marketed in the United States. There can be no assurance that problems will not arise that could delay or prevent the commercialization of the Company's products or that the FDA will grant the necessary approvals for the Company to begin marketing its products. The Company is also subject to regulation by foreign governmental authorities relating to the clinical study, manufacture and marketing of its products abroad. Approval of a product by a foreign regulatory authority must be obtained prior to marketing the product in any such country, regardless of whether FDA approval has been obtained. The approval process varies from country to country, and the time required in any given country may be longer than that required for FDA approval.

         Future United States or foreign legislative or administrative action also could prevent or delay regulatory approval of the Company's products. There can be no assurance that The Company will be able to obtain the necessary approvals for clinical trials or for the manufacturing or marketing of any products. In addition, any approved products are subject to continuing regulation, and noncompliance by the Company with applicable requirements can result in criminal penalties, civil penalties, fines, recall or seizure, injunctions requiring suspension of production, orders requiring ongoing supervision by the FDA, or refusal by the government to approve marketing or export applications or to allow the Company to enter into supply contracts. The FDA also has the authority to revoke previously granted marketing approvals, clinical testing authorizations and export approvals, and to require changes in labeling, the occurrence of any of which could have a material adverse effect on the Company's business, financial condition or results of operations. All manufacturing operations are subject to the FDA's Good Manufacturing Practice ("GMP") requirements on an ongoing basis. Any additional regulation could result in restrictions on the Company's ability to utilize its technology, thereby adversely affecting the Company's operations.

         On April 19, 1996 the FDA's Nonprescription Advisory Committee voted unanimously to recommend that two of the four branded transdermal nicotine patches available in the United States be switched from prescription to over-the-counter ("OTC") status (an "OTC Switch") and as of the date of this Prospectus, two nicotine patches Nicoderm(registermark) and Nicotrol(registermark), had been approved by the FDA for an OTC Switch and had been granted three years exclusivity. The Company has filed an ANDA for approval of a generic version of Habitrol(registermark), which was not one of the nicotine patches approved for the OTC Switch. At this time management is unable to predict whether Habitrol(registermark) would also receive three years of marketing exclusivity, and what effect, if any, the OTC Switch will have on the Company. In the event that Habitrol(registermark) is approved for the OTC Switch, any period of exclusivity granted by the FDA for the OTC version of Habitrol(registermark) would delay the launch of the Company's generic nicotine patch and the Company's receipt of revenue from this product, and could have a material adverse effect on the Company's ability to successfully market the product.

         The Company is also subject to regulation under the Occupational Safety and Health Act, state and federal environmental protection laws, national restrictions on technology transfer, import, export and customs regulations and other local, state and federal regulations. The Company is unable to predict whether any additional regulations will be adopted or whether, if adopted, they will adversely affect the Company's business.

         RISK OF LITIGATION IN CONNECTION WITH GENERIC PRODUCTS. Because of the uncertainty of patent and other proprietary protection in the pharmaceuticals industry, it is possible that one or more of the Company's products may be found to infringe patents or other proprietary rights of other parties. This risk is particularly significant for the Company's Generic Products, where it is foreseeable that the holders of unexpired patents on branded products for which the Company seeks to market generic counterparts may institute infringement suits that could prevent or delay the Company's entry into those markets.

         The Drug Price Competition and Restoration Act of 1984 requires that when a drug developer files an ANDA for a generic drug and an unexpired patent has been listed with the FDA as covering the related branded product, the developer must certify to the FDA that such patent either will not be infringed by the developer's product or is invalid or unenforceable. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement. If such a suit is filed within 45 days of the patent holder's receipt of such certification, the FDA may review and approve the ANDA, but is precluded from granting final marketing approval of the product until a final judgment in the action has been rendered or until 30 months from the date the certification was received, whichever is sooner. Patent litigation is extremely costly, protracted and burdensome, and the Company could be at a disadvantage in patent litigation commenced by competitors with substantially greater resources than the Company. To date, of the three Generic Products for which the Company has filed an ANDA, one is the subject of litigation.

         DEPENDENCE ON THIRD PARTIES; LIMITED MARKETING CAPABILITIES. The Company's strategy for the commercialization of the majority of its products contemplates that it will enter into arrangements with partners, licensors and others. The Company has entered into a distribution and supply agreements with BMS giving BMS the exclusive worldwide right to distribute the Company's transdermal buspirone patches. BMS will share in or control the clinical trials and will be responsible for foreign patent applications and regulatory filings as well as marketing of the products, and inaction or delay on the part of BMS in performing any of such responsibilities could have a material adverse effect on the Company. The Company also has entered into a distribution agreement with PAR, pursuant to which PAR has the exclusive right to distribute the Company's transdermal Generic Products in the United States. In the event that PAR is unable to meet its obligations to market and distribute the

Company's transdermal Generic Products, the Company may be required to find another distribution partner. In addition, under the Company's agreement with PAR, because the Company had not received approval of an ANDA for a Generic Product covered by the agreement prior to November 30, 1996, PAR is entitled to terminate the agreement. There can be no assurance that PAR will not terminate the agreement or that such termination would not have a material and adverse effect on the Company's financial condition and results of operations. The Company is in the process of renegotiating its agreement with PAR. If the agreement is renegotiated, PAR will have distribution rights and obligations only with respect to the Company's transdermal nicotine and nitroglycerin generic products in the United States, the Company will make certain payments to PAR, and the Company would be free to make arrangements with other distributors for other Generic Products and territories. No assurance can be given that Sano will be able to enter into transactions with other entities on terms as favorable as those obtained from PAR, or at all. The Company intends to depend on partners such as BMS to fund a portion of the Company's product development costs, to market the Company's products and, in some cases, to participate in clinical testing and to obtain regulatory approvals. The level of resources and attention devoted by any partner to the Company's products will not be within the Company's control. The Company expects to market and sell its products through licensing or other distribution arrangements with third parties and has no present intention to establish a direct sales capability. Since the Company intends to sell its products through licensing and distribution arrangements, any revenues received by the Company will be substantially dependent on the efforts of third parties, and no assurance can be given that such efforts will be successful. The Company's business strategy includes the licensing of products and technologies from other pharmaceutical companies or inventors for use in product development. No assurance can be given that the Company will be able to identify such products or technologies or be able to negotiate license agreements on acceptable terms or at all. Failure by the Company to identify such products or technologies or to negotiate satisfactory agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

         POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company anticipates that its existing capital resources will enable the Company to maintain its current and planned operations through March 31, 1998. The Company expects negative cash flow from operations to continue at least until that time as a result of the Company's utilization of substantial funds to continue research and development, to conduct pre-clinical testing and clinical trials and to establish commercial-scale manufacturing processes and facilities for all of its intended products. In the event that the Company does not achieve its product objectives or receive timely regulatory approvals, or incurs higher than expected research and development or other costs, or if its expectations with respect to product sales are not fulfilled, the Company will be required to seek additional funding through public or private financing, including equity financing, or through collaborative arrangements. Adequate funds for these purposes may not be available when needed or may not be available on terms acceptable to the Company. If additional funds are raised by the issuance of equity securities, dilution to shareholders is likely to result. If funding is insufficient, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or to license third parties to commercialize products or technologies that the Company might otherwise have sought to develop itself. The Company's future cash requirements will be affected by results of research and development, pre-clinical studies and clinical trials, acquisitions of products or technology, if any, relationships with collaborators, if any, the direction of the Company's research and development programs, competing technological and market developments, the time and costs associated with obtaining regulatory approvals and in obtaining, maintaining and enforcing patents and other intellectual property rights, the costs of manufacturing scale-up and commercialization activities and other factors.

         COMPETITION. Sano is engaged in the rapidly evolving field of drug delivery systems. The Company's primary competitors have competitive products on the market and additional products under development. Other companies, including pharmaceutical companies, have also developed and are marketing drug delivery systems, including transdermal patches. Such companies have greater financial, operational, research and development and sales and marketing resources than the Company. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive or superior products or technologies. New drugs or future developments in alternative drug delivery technologies may provide therapeutic or cost advantages for competitive products. No assurance can be given that developments by others will not render the Company's products or technologies uncompetitive or obsolete. Any such development would have a material adverse effect on the Company's financial condition and results of operations.

         DEPENDENCE ON KEY PERSONNEL. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to retain its current personnel, including, in particular, Marc M. Watson, Chairman of the Board, Reginald L. Hardy, President, Charles Betlach, Ph.D., Senior Vice President Research and Development, Cheryl M. Gentile, Vice President - Research and Development, Jesus Miranda, Vice President - Research and Development, and Joseph Gentile, Vice President - Operations. The loss of the services of any of these individuals could have a material adverse effect on the business of the Company. The Company's success is also dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for such personnel, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific, technical and other personnel could be detrimental to the Company's product development programs.

         IMPORTANCE OF PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS. Sano's success will depend, in part, on its ability to protect trade secrets and to operate without infringing the proprietary rights of others. The Company does not intend to rely on patented technology in connection with all of its products. No assurance can be given that the Company can meaningfully protect any of its rights in its proprietary technology, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors or others, or that others will not independently develop substantially equivalent technology. Any unauthorized use of the Company's patents or other proprietary technology could have a material adverse effect on the Company's financial condition and results of operations. No assurance can be given that patents for which the Company applies will be issued, that any patents that are issued to the Company will provide it with competitive advantages or will not be challenged or designed around by others, or that the existence of patents, proprietary rights or trade secrets of others will not have a material adverse effect on the ability of the Company to conduct its business. In addition, although the Company believes that it does not infringe any patents, proprietary rights or trade secrets, the Company may be required to obtain licenses to patents or other proprietary rights or trade secrets of other parties. No assurance can be given that any licenses required under any such patents, proprietary rights or trade secrets would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, proprietary rights or trade secrets or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. The Company could also experience a loss of revenues in the event that the Company ceases to market any of its products as a result of suits brought against it and could incur substantial costs in defending itself and indemnifying its partners in suits brought against it or one or more of its partners with respect to such patents, proprietary rights or trade secrets or in suits in which the Company's patents, proprietary rights or trade secrets may be asserted by it against other parties. There can be no assurance that any such litigation will not divert the time, attention and other resources of management or that any such diversion will not have a material adverse effect on the Company's financial condition and results of operations. Further, no assurance can be given that any patent, proprietary right or trade secret obtained or licensed by the Company will be held valid and enforceable if challenged by another party.

         LIMITED MANUFACTURING CAPABILITIES; SINGLE FACILITY. The Company believes that it currently has the capacity to manufacture approximately 100 million patches annually, based upon the Company's anticipated product mix, and is in the process of increasing this capacity. However, the Company has not launched any product commercially and has no experience in manufacturing products in commercial quantities. To be successful, the Company's products must be manufactured in commercial quantities, in compliance with regulatory requirements, including the FDA's stringent GMP requirements, and at acceptable cost. Production of these products, especially in commercial quantities, will create technical as well as financial challenges for the Company. In order to establish and successfully manage commercial-scale manufacturing operations, the Company will be required to enhance its quality control, regulatory, marketing, sales and administrative capabilities and systems. No assurance can be given that manufacturing or quality control problems will not arise as the Company attempts to produce these products or as additional facilities are required in the future, or that the Company will ultimately be able to manufacture successfully any of its products in commercial quantities. In addition, the Company has only one facility, located in Miramar, Florida. All of the Company's development, administrative and manufacturing operations take place at such facility. Any catastrophe, such as a fire, flood or hurricane, that renders the facility substantially unusable for an extended period of time, would have a material adverse affect on the Company.

         UNCERTAINTY OF HEALTH CARE REIMBURSEMENT. The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the extent to which newly approved health care products will be reimbursed by such third parties, and no assurance can be given that adequate coverage will be available for the Company to maintain price or volume levels sufficient for realization of an appropriate return on its investment in developing new drug delivery systems. Government and other third-party payors are increasingly sensitive to the containment of health care costs and are limiting both coverage and levels of reimbursement for new therapeutic products approved for marketing, and are refusing, in some cases, to provide any coverage for indications for which the FDA and other national health regulatory authorities have not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's products, market acceptance of these products would be materially and adversely affected.

         PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products. Product liability insurance for the pharmaceutical industry generally is expensive, to the extent that it is available at all. The Company has obtained limited product liability insurance in connection with clinical trials; however, no assurance can be given that it will be able to maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage as the commercialization of its products proceeds or that the insurance will provide adequate protection against potential liabilities. A successful claim brought against the Company in excess of the Company's insurance coverage would have a material adverse effect upon the Company.

         HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development and manufacturing activities involve the use of certain hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the Company's resources. The Company's operations, business or assets may be materially adversely affected by current or future environmental laws or regulations. The Company is required to obtain permits from local, state and federal agencies in connection with emissions from its manufacturing processes. In order to scale up its manufacturing capacity to commercial levels, it will be necessary for the Company to apply for and obtain additional federal, state and local environmental and other regulatory approvals and there can be no assurance that any such approvals will be granted in a timely manner, if at all. The failure to obtain any such approvals could have a material adverse effect on the Company's financial condition and results of operations. The Company may be required to incur significant costs in order to comply with applicable regulations or to obtain future permits.

         DEPENDENCE ON SOLE SOURCE SUPPLIERS. Some materials used in the Company's products are currently available only from sole source suppliers. Although Sano has not experienced difficulty acquiring the materials for product development to date, no assurance can be given that interruptions in supplies will not occur in the future or that the Company will not have to obtain substitute materials which would require additional product validations and regulatory submissions before the Company could continue to manufacture and market any products incorporating such substitute materials. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture its products or to obtain or maintain regulatory approval of such products.

         POTENTIAL VOLATILITY OF STOCK PRICE. The stock market recently has experienced significant price and volume fluctuations that were often unrelated to the operating performance of particular companies. The market price of the Common Stock, as with that of securities of many similar companies, is likely to be highly volatile. Factors such as the results of pre-clinical studies and clinical trials by the Company or its competitors, regulatory progress or the lack thereof with respect to products in the Company's pipeline or those of the Company's competitors, evidence of the safety, efficacy or market acceptance of the products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, changes in governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results and changes in general market conditions for drug delivery or other pharmaceutical companies could have a significant impact on the market price of the Common Stock.

         NO DIVIDENDS. The Company has not paid cash dividends on its Common Stock in the past, and it does not expect to declare or pay cash dividends in the foreseeable future.

         CONCENTRATION OF COMMON STOCK OWNERSHIP AND ANTITAKEOVER CONSIDERATIONS. Following the closing of the Company's anticipated private offering of the Shares, the Company's directors and executive officers and certain of their affiliates will beneficially own approximately 47% of the Common Stock. Accordingly, these shareholders are likely to have the ability to control the election of the Company's directors and the outcome of most other matters submitted to a vote of the Company's shareholders. The Company has the authority to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. Certain provisions of the Company's Articles of Incorporation and By-laws, as well as Florida law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay for shares of Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. Upon the effectiveness of the Registration Statement, the Company has outstanding 10,448,488 shares of Common Stock, assuming no exercise of options or warrants outstanding as of the date hereof. Of such shares of Common Stock, approximately 6,650,000 shares will be immediately available for sale without restriction in the public market, and approximately 3,800,000 shares will be eligible for sale under Rule 144 of the Securities Act. Certain holders of the Company's shares are entitled to registration rights with respect to an aggregate of 2,193,045 shares of Common Stock. Sales of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares being offered by the Selling Shareholders hereunder. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $145,000.

                              SELLING SHAREHOLDERS

         The Shares covered by this Prospectus were acquired from the Company in a private offering pursuant to Common Stock Purchase Agreements (the "Purchase Agreements") for an aggregate purchase price of $16,200,000 ($13.50 per share). The offer and sale by the Company of the Common Stock to the Selling Shareholders pursuant to the Purchase Agreements was made pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Purchase Agreements contain representations and warranties as to each Selling Shareholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. Dillon, Read & Co. Inc., the placement agent, was paid a fee equal to 5.8% of the aggregate purchase price in connection with the sale of the Shares by the Company to the Selling Shareholders pursuant to the Purchase Agreements. In addition, the Company agreed to reimburse such placement agent for its travel and out-of-pocket expenses incurred in connection with the sale of the Shares by the Company to the Selling Shareholders pursuant to the Purchase Agreements up to a maximum of $65,000.

         Pursuant to the Purchase Agreements, each Selling Shareholder has represented that he, she or it acquired the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, the resale distribution thereof, in whole or in part, within the meaning of the Securities Act or any State Securities Law . The Company agreed, in such Purchase Agreements, to use its best efforts to prepare and file a registration statement no later than 10 days after the effective date of the Purchase Agreements and to bear all expenses in connection with the offering, other than selling commissions, underwriting fees and stock transfer taxes applicable to the Shares and all fees and disbursements of counsel for any Selling Shareholder. Accordingly, in order to permit the Selling Shareholders to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time as described herein and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.

         Prior to their acquisition of the Shares, none of the Selling Shareholders had a material relationship with the Company.

         The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned beneficially by the Selling Shareholders as of July 9, 1997 and the number of shares which may be offered by each of them pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Shareholders. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time.


                                         SHARES BENEFICIALLY                               OWNERSHIP OF SHARES OF
                                          OWNED PRIOR TO THE                                 COMMON STOCK AFTER
   NAME OF SELLING SHAREHOLDER                 OFFERING                                          OFFERING(1)
--------------------------------  ---------------------------------    NUMBER OF SHARES    -----------------------
                                     SHARES           PERCENTAGE        OFFERED HEREBY      SHARES       PERCENTAGE
                                  --------------   ----------------   ------------------   ---------   ------------
Kane & Co.                           600,000             5.7%               600,000            -0-           *
Coral Basin & Co.                    340,000             3.2%               340,000            -0-           *
Hare & Co.                           140,000             1.3%               140,000            -0-           *
Coral Rock & Co.                     120,000             1.1%               120,000            -0-           *

----------------
  *  Less than 1%

(1) Assumes all Shares registered hereby are sold. Since the Selling Shareholders may sell all, some or none of their Shares, no actual estimate can be made of the aggregate number of Shares that each Selling Shareholder will own upon completion of the offering to which this Prospectus relates.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time sell all or part of the Shares in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NNM (or any exchange on which the Shares may then be listed), in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sale of the Shares from time to time. In addition to sales under the Registration Statement, Shares may be sold by the Selling Shareholders through an applicable exemption from registration, including, without limitation, pursuant to Rule 144 under the Securities Act.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

         The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with the sale of the Shares.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida.

                                    EXPERTS

         The financial statements incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and is incorporated herein by reference, in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

     No dealer, salesperson or any other person is authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              ____________________

                                TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information...............................1
Incorporation of Certain Information by Reference...1
The Company.........................................2
Risk Factors........................................3
Use of Proceeds.....................................9
Selling Shareholders................................9
Plan of Distribution...............................11
Legal Matters......................................11
Experts............................................11

                                1,200,000 SHARES

                                SANO CORPORATION

                                  COMMON STOCK

                 ----------------------------------------------

                                   PROSPECTUS

                 ----------------------------------------------

                                 July ____, 1997

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses, excluding solicitation fees, in connection with this offering are as follows:

                                                                    AMOUNT
                                                            ------------------

       Registration Fee..................................         $  5,381
       NASD filing Fee...................................         $ 17,500
       Legal fees and expenses...........................         $100,000
       Accounting fees and expenses......................         $ 10,000
       Miscellaneous.....................................         $ 12,000
                                                            -------------------
                         Total...........................         $145,000
                                                            ===================

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation require the Company to indemnify the Company's directors, officers, employees and agents. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company also maintains directors' and officers' liability insurance.

ITEM 16.      EXHIBITS

         The following exhibits are included as a part of this Registration
Statement:

    EXHIBIT
    NUMBER                           DESCRIPTION
-------------  --------------------------------------------------------------
      1.1      Form of Common Stock Purchase Agreement

      3.1      Amended and Restated Articles of Incorporation of Registrant(1)

      3.2      By-laws of Registrant(1)

      5.1      Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

     23.1 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (contained in exhibit 5.1)

     23.2      Consent of Arthur Andersen LLP

     24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

----------------------------------

(1) Incorporated by reference to the same exhibit number filed as part of the Company's Registration Statement on Form S-1, number 33-97194.

ITEM 17.      UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section  10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miramar, Florida, as of July 9, 1997.

                               SANO CORPORATION

                               By:/s/ Reginald L. Hardy
                                  -----------------------------
                                   Reginald L. Hardy
                                   President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Reginald L. Hardy and Marc M. Watson true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of July 9, 1997.

                               /s/ Reginald L. Hardy
                               ------------------------------------------------
                               Reginald L. Hardy, President and Director
                               (Principal Executive Officer)

                               /s/ Marc M. Watson
                               ------------------------------------------------
                               Marc M. Watson, Chairman of the Board

                               /s/ Gerald S. Coombs
                               ------------------------------------------------
                               Gerald S. Coombs, Chief Financial Officer
                               (Principal Financial Officer and Principal
                               Accounting Officer)

                               /s/ Charles J. Betlach II
                               ------------------------------------------------
                               Charles J. Betlach, II, Director

                               /s/ Hubert E. Huckel, M.D.
                               ------------------------------------------------
                               Hubert E. Huckel, M.D., Director

                               /s/ Marco Possati
                               ------------------------------------------------
                               Marco Possati, Director

                               /s/ Roy S. Walzer
                               ------------------------------------------------
                               Roy S. Walzer, Director

                                 EXHIBIT INDEX

EXHIBIT
--------
  1.1    Form of Common Stock Purchase Agreement

  5.1    Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

 23.2    Consent of Arthur Andersen LLP